McKESSON



Contact:    Janet Bley - McKesson
            (415) 983-9357 or
            Fred Reicker - Clorox
            (510) 271-7291


McKESSON AGREES TO SELL ITS INTEREST IN ARMOR ALL


     SAN FRANCISCO, Tuesday, November 26, 1996 - McKesson Corp. (NYSE:MCK) has agreed today to tender 11.6 million shares representing its 55%-interest in Armor All Products Corporation (NASDAQ:ARMR) to The Clorox Company (NYSE: CLX) for $19.09 per share. Under the terms of a definitive merger agreement, Clorox will make a tender offer for all outstanding shares of Armor All that is expected to commence December 2 and to close December 30. On November 12, Armor All declared a regular quarterly dividend of $0.16 per share, which will be paid as scheduled, on January 2, 1997 to shareholders of record on December 2, 1996.

           "The sale of our interest in Armor All enables us to sharply focus on our core health care businesses in pursuit of our vision of achieving the leadership position in health care supply management," said Alan Seelenfruend, McKesson chairman and chief executive officer.

           The closing of the transaction is subject to satisfaction of normal conditions including expiration of the waiting period under the provisions of the Hart-Scott-Rodino Act. At close, McKesson will record an after-tax gain of approximately $100 million. Proceeds from the transaction will remain as cash and cash equivalents pending decisions on the use of the funds.

           In 1993, McKesson initiated a plan to dispose of its ownership in Armor All over time, which began with the sale of approximately 5.2 million shares in a registered public offering. In 1994, McKesson sold $180 million of subordinated debentures, exchangeable into approximately 6.9 million shares of Armor All common stock.

           Based in Oakland, California, Clorox is a leading consumer products manufacturer. The company develops, manufactures and sells grocery store products both domestically and internationally. In the most recent fiscal year, ending June 30, Clorox had net earnings of $222 million on sales of $2.2 billion.

           Armor All Products is the nation's leading marketer of automotive appearance products. The Company's home care division located in Charleston, South Carolina markets products designed to protect, clean and beautify surfaces in and around the home. Armor All International markets and sells the Armor All brand automotive products in more than 70 countries around the world.

           San Francisco based, McKesson Corp. through its U.S. Health Care business, its Canadian subsidiary, Medis Health and Pharmaceutical Services, and its minority interest in Mexico's Nadro, S.A., is the largest distributor of pharmaceuticals and health care products in North America.

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